Mail Stop 3628
                                                               November 6, 2019

     George Kok
     President
     Morgan Stanley Capital I Inc.
     1585 Broadway
     New York, New York 10036

             Re:     BANK 2017-BNK8
                     Morgan Stanley Capital I Trust 2017-HR2
                     BANK 2018-BNK11
                     BANK 2018-BNK14
                     Forms 10-K for Fiscal Year Ended December 31, 2018
                     Filed March 29, 2019
                     File Nos. 333-206582-12, 333-206582-13, 333-206582-14 and
333-206582-16

     Dear Mr. Kok:

            We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                               Sincerely,

                                                               /s/ Arthur C.
Sandel

                                                               Arthur C. Sandel
                                                               Special Counsel
                                                               Office of
Structured Finance


     cc:     Kevin Blauch, Sidley Austin LLP